Exhibit 99.2

Dear Mead Johnson Colleagues,

On behalf of all RB colleagues, I wanted to tell you how delighted we are that Mead Johnson and RB will join forces to create a leading consumer healthcare company. We recognize that Mead Johnson is an exceptional company with a proud, long history of uncompromising quality, a focus on science and dedication to consumer trust. It is clear that RB and Mead Johnson have much in common in terms of our focus on moms and a passion to promote the wellbeing of infants and children.

Consumer health is our number 1 priority

Our vision is a world where people are healthier and live better. At the heart of this vision are our health and hygiene brands, which generate 75 percent of our sales. Joining forces with Mead Johnson gives us a strong presence in a number of key consumer health categories such as Analgesics, Cold and Flu, Vitamins and of course, Infant & Child Nutrition. RB has a strong geographic presence in many high-growth markets and we believe the combination of our two organisations will enable each of us to become better across markets and categories.

RB and Mead Johnson are both relationship-driven

Reach out to an RB colleague and they respond quickly, whether you’re a new friend or an old one. RB colleagues are light on politics and heavy on a can-do attitude. We see opportunities where others see obstacles, and we’re committed to bringing the benefits of consumer health advances to people around the world as quickly and safely as possible. Like Mead Johnson, we’re an incredibly international team and enjoy working with people who are as intellectually curious as we are. Our research, regulatory and medical professionals don’t just support the business; they’re the spark that fuels it. It’s for this reason that we sometimes refer to ourselves as “owners” rather than just “employees” — we are people who are truly committed to using our skills and ambitions to make a positive difference to millions of lives each and every day.

Best of both businesses

Upon approval and close of this acquisition, we’re planning to have Mead Johnson become a division of RB, reporting directly to me. We will dedicate some of our best people to work alongside yours to lead the transition and facilitate the integration of our businesses. We’ll continue to invest in Mead Johnson’s extensive R&D capabilities and build on the core Mead Johnson competencies in regulatory affairs and specialist sales. We’ll look for synergies in back office and support functions. You have my steadfast commitment that we will be transparent and open in our communications, and any affected employees will be treated fairly and with the utmost respect.

So what’s next?

The decision to join forces has to be approved by a number of regulatory agencies around the world, which will take some time. It’s our hope to be able to close the deal in Q3 2017. Until we’ve received all the needed approvals, nothing will change and Mead Johnson will continue as usual. Your pay, benefits, manager and day-to-day responsibilities all stay the same. I’d urge you to carry on business as usual and be the outstanding stewards of your brands, projects, partners and customers as this will be crucial to our joint success.

Until the deal closes, we’re limited to what we can communicate and the extent to which we can engage across our companies. We’ll be working with a small group of Mead Johnson leaders to determine how

Reckitt Benckiser Group plc 103-105 Bath Road, Slough, Berkshire SL1 3UH, United Kingdom Tel: +44 (0) 1753 217 800 Fax: +44 (0) 1753 217 899 www.rb.com

we combine and integrate — and we very much want that to be a joint activity between our two companies so that we develop a plan that takes into account our cultures, processes and businesses.

I fully recognize that right now you have a lot of questions that we can’t yet answer. We’ve created a dedicated section on the Mead Johnson portal where you can get information and updates, learn about our company and its history. You can also submit questions via MJN-RB_Questions@mjn.com and we’ll do our best to answer them as soon as possible.

Finally, let me say that I am committed to the success of our combined business which will provide not only the best early life nutrition to infants and their parents across the globe, but also the opportunity for Mead Johnson employees to grow and help shape a highly successful market leader in consumer health. I look forward to all I know we’ll achieve together.

With thanks and best regards,

Rakesh Kapoor

CEO

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain statements with respect to a transaction involving Mead Johnson Nutrition Company (“Mead Johnson”) and Reckitt Benckiser Group plc that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of Mead Johnson’s common stock and on Mead Johnson’s operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of Mead Johnson’s stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against Mead Johnson and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, distributors, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength, particularly the Enfa family of brands; (10) the effect on the company’s reputation of real or perceived quality issues; (11) the effect of regulatory restrictions related to the company’s products; (12) the adverse effect of commodity costs; (13) increased competition from branded, private label, store and economy-branded products; (14) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (15) inventory reductions by customers; (16) the adverse effect of changes in foreign currency exchange rates; (17) the effect of changes in economic, political and social conditions in the markets where we operate; (18) changing consumer preferences; (19) the possibility of changes in the Women, Infants and Children (WIC) program, or participation in WIC; (20) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (21) the ability to develop and market new, innovative products.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our reports filed with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Mead Johnson.

All forward-looking statements included in this release are based upon information available to Mead Johnson as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements except as required by law.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the transaction. In connection with the transaction, Mead Johnson will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEAD JOHNSON AND THE TRANSACTION.

Mead Johnson’s investors and security holders will be able to obtain a free copy of these documents filed with the SEC at the SEC’s website at http://www.sec.gov.  In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Mead Johnson’s Website at www.meadjohnson.com or by contacting Mead Johnson:

Investors:

Kathy MacDonald, 847-832-2182

kathy.macdonald@mjn.com

Participants in the Solicitation

Mead Johnson and its officers and directors and Reckitt Benckiser Group plc and its officers and directors may be deemed to be participants in the solicitation of proxies from Mead Johnson stockholders with respect to the transaction. Information about Mead Johnson officers and directors and their ownership of Mead Johnson common shares is set forth in the proxy statement for Mead Johnson’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2016, and in other documents filed with the SEC by Mead Johnson and its officers and directors. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Mead Johnson with the SEC.